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                                                                  EXHIBIT 10.10


                             EMPLOYMENT AGREEMENT


THIS AGREEMENT ("Agreement") is made and entered into as of the 4th day of January, 1999, by and between NCRIC MSO, Inc. ("Employer") and L.E. Shepherd, Jr. ("Executive").

RECITALS:

A. Employer, for itself and on behalf of its subsidiaries, HealthCare Consulting, Inc. ("HCI") and HCI Ventures, LLC ("HCIV"), desires to retain Executive as HCI's and HCIV's Executive Vice President and Chief Operating Officer on the terms and conditions hereinafter set forth; and

B. Executive desires to continue employment by HCI and HCIV, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein, the parties hereto agree as follows:

1.   EMPLOYMENT.

Employer hereby agrees to cause HCI and HCIV to continue to employ Executive for a term of five (5) years from the effective date of this Agreement as Executive Vice President and Chief Operating Officer under the conditions hereinafter specified. Executive accepts this employment under the conditions hereinafter specified and agrees to devote his best efforts, energies and abilities to the service of HCI and HCIV on a full-time basis. After the five-year term, this Agreement shall automatically expire and be of no further force or effect.

2.   DUTIES.

(a) Executive shall serve as Executive Vice President and Chief Operating Officer of HCI and HCIV and in such other commensurate executive capacities of HCI and HCIV as he may from time to time be assigned by HCI. Executive shall perform all of his duties diligently and faithfully. However, it is understood and agreed that Executive shall not receive compensation beyond that specified herein.

(b) Executive shall at all times devote his entire working time, attention, energies, efforts and skills to the business of HCI or HCIV, and shall not, directly or indirectly, engage in any other business activity, whether or not for profit, gain or other pecuniary advantages, without the express written permission of Employer, except with the approval of Employer. Notwithstanding the foregoing, Executive may serve on the board of directors of any non-
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competing company and receive compensation therefor provided he obtains the advance written approval of Employer, which shall not be unreasonably withheld, and provided that any such service does not adversely affect his performance of his duties for Employer. Executive shall not be required to account to Employer for any compensation he may receive for such approved service on the board of directors of a non-competing company, and such compensation shall not diminish in any way the compensation or benefits to which he is entitled under this Agreement.

3.   COMPENSATION.

Executive's compensation shall be determined pursuant to Section 2(ix) of the Operating Agreement dated of even date herewith among Employer, NCRIC Group. Inc., HCI, HCI Ventures, LLC, L. E. Shepherd, Jr., William A. Hunter, Jr. and Barry S. Pillow.

4.   BENEFITS.

A. RETIREMENT AND/OR PENSION PLAN(S). Executive shall be entitled to participate in any retirement and/or pension plan(s) offered to Employer's senior executives and/or key management Executives as an employee in accordance with the terms of such plan(s), as they may be modified at Employer's discretion from time to time.

B. HEALTH AND MEDICAL INSURANCE. Executive shall be entitled to participate in any health and medical insurance plan(s) offered to Employer's senior executives and/or key management Executives as an employee in accordance with the terms of such plan(s), as they may be modified at Employer's discretion from time to time.

C. PAID SICK LEAVE. Executive shall accrue one (1) day of paid sick leave per month, up to a maximum of twelve (12) days of paid sick leave at any given time. All accrued, but unused, paid sick leave shall be forfeited upon termination of employment.

D. PAID VACATION. Executive shall accrue four weeks of paid vacation during each calendar year; however, in no event shall Executive use more than three weeks at any one time. Accrued, but unused, paid vacation in excess of ten days shall expire on December 31st of the year in which it accrues. No more than ten days of accrued, but unused, paid vacation may be carried over from one year to the next. All accrued, but unused, paid vacation is forfeited upon termination of employment by either party; provided, however, that if Executive provides advance notice of his intent to terminate his employment in accordance with paragraph 7 of this Agreement, Employer shall cause HCI to pay him for all of his accrued, but unused, paid vacation, less standard withholdings and deductions.

E. LIFE INSURANCE. Employer shall cause HCI to procure a term life insurance policy in a face amount of no less than twice the amount of Executive's annual base compensation provided that Executive is insurable at standard rates. Executive shall be entitled to designate the beneficiary or beneficiaries of such policy in his sole discretion.

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In the event that Executive is not insurable at standard rates, and desires to be insured, Executive shall be responsible for payment of any premiums or amounts charged in excess of the standard rates for such insurance.

F. DISABILITY INSURANCE. Executive shall be entitled to participate in any disability income insurance policy (both long and short term) offered to Employer's senior executives and/or any management employees as an employee in accordance with the terms of such policies, as they may be modified from time to time. In the event that Executive is not insurable at standard rates, and desires to be insured, Executive shall be responsible for payment of any premiums or amounts charged in excess of the standard rates. In the event that any disability income insurance policy provided by Employer shall require any waiting or elimination period during which Executive is not entitled to collect disability income insurance payments even though he is disabled from working, then during such waiting or elimination period, until the commencement of payments under the disability income insurance policy, Employer shall pay Executive a supplemental disability income benefit equal to his regular semi-monthly salary. If, and when, Executive should begin to receive disability payments under the terms of Employer's disability income insurance policy then in force, Employer agrees to supplement said monthly disability payments by paying to Executive the difference between such sums paid by the disability insurer and Executive's compensation set forth in Section 3 above for a maximum period of twelve (12) consecutive months. Following expiration of said twelve
(12) months, the coverage and provisions of Employer's disability income insurance policy shall constitute the entire wage continuation plan provided in this Agreement and, except for the payment of the premiums on such policy, Employer shall have no further liability to Executive for wage continuation. It is further understood that Executive's employment with Employer shall be terminated following twelve (12) consecutive months of total disability (i.e., being unable to carry out the normal functions and requirements of his position with Employer) regardless of how and when the aforementioned disability income payments from Employer's disability income insurance policy may be paid or due to Executive.

Notwithstanding the foregoing, Executive shall continue to receive all the benefits that, immediately prior to the date hereof, he was receiving from HCI and HCIV and, accordingly, Executives hereby foregoes the benefits referred to in Sections 4.a, 4.b, 4.e and 4.f. and 5.b. At any time during the term of this Agreement, Executive may elect to accept the benefits described in the aforementioned Sections in lieu of the benefits described in the first sentence. Such election shall be effective upon delivery of written notice thereof to Employer.

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5.    EXPENSES.

A. BUSINESS EXPENSES. Employer shall cause HCI to reimburse Executive for ordinary and reasonable business expenses incurred by him in the discharge of his duties hereunder, including but not limited to reimbursement for the business use of Executive's automobile and travel, lodging and entertainment expenses, provided Executive furnishes appropriate documentation for such expenses and that said expenses are in accordance with Employer's then prevailing policies and procedures regarding said expenditures.

B. CONTINUING EDUCATION EXPENSES. Employer shall cause HCI to pay the ordinary and reasonable costs associated with continuing education classes or continuing education programs Executive participates in which are related to Employer's business interests, provided Executive furnishes appropriate documentation to Employer for such costs and gives the Chief Executive Officer of Employer reasonable notice of any expenditures for continuing education. All such expenses in excess of One Thousand Dollars ($1,000) must be approved by such Chief Executive Officer in advance.

C. EFFECT OF TERMINATION OF EMPLOYMENT. All payment or reimbursement of expenses authorized by Section 5 hereof shall cease upon Executive's termination of employment whether or not said termination is for cause.

6.    TERMINATION OF EMPLOYMENT BY EMPLOYER.

A. TERMINATION FOR CAUSE. The employment of Executive under this Agreement, and the term hereof, may be terminated for "cause" by Employer at any time upon the occurrence of any one or more of the following events:

(i) Executive's fraud, dishonesty, gross negligence or willful misconduct in the performance of his duties hereunder, including willful failure to perform such executive duties as may properly be assigned him hereunder;

(ii) Executive's breach of any material provision of this Agreement provided that Employer has delivered written notice of such breach to Executive (describing such breach in reasonable detail) and Executive has not caused the cessation of such breach within ten (10) days after receipt of such notice; or

(iii) Executive's breach of any material provision of the Operating Agreement entered into simultaneously herewith by Employer, NCRIC Group, Inc., HCI, HCI Ventures, LLC, L.E. Shepherd, Jr., William A. Hunter, Jr. and Barry S. Pillow (the "Operating Agreement") provided that Employer has delivered written notice of such breach to Executive (describing such breach in reasonable detail) and Executive has not caused the cessation of such breach within ten (10) days after receipt of such notice.

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Any termination by reason of the foregoing shall not be in limitation of any right or remedy which Employer may have under this Agreement or otherwise.

Should Executive dispute whether Employer possessed legitimate "cause" in accordance herewith, then in such event a neutral arbitrator shall be chosen in accordance with the procedures set forth in paragraph 17 of this Agreement to decide that issue. If Employer terminates Executive's employment for "cause" pursuant to this subparagraph 6(a) (and such termination is decided to be permissible by an arbitrator appointed for that purpose in accordance with the provisions herein), his right to any compensation, including but not limited to severance pay, shall cease immediately; provided, however, Executive shall be paid all salary and benefits accrued to the date of such termination.

B.    TERMINATION WITHOUT CAUSE.

(i) Employer may terminate Executive's employment without cause and without notice at any time.

(ii) If Employer terminates Executive's employment for any reason except for "cause" as specifically defined in Section 6 a. (i) - (iii) above, such termination shall be deemed a termination without cause. In the event of such termination without cause, Employer shall pay Executive in cash on the date of such termination as a severance payment, an amount equal to the total of (1) 36.1% of the difference between $3,100,000 and the sum of all payments theretofore made under Section 2 (b) of that certain Purchase Agreement dated December 20, 1998 among NCRIC Group Inc. ("Group") and L. E. Shepherd, Jr., William A. Hunter, Jr., and Barry S. Pillow (the "Purchase Agreement"); provided that, if the termination takes place after December 31, 2000 and no payment is due relating to 2000 under such Section 2(b), then such amount of $3,100,000 shall instead be $1,550,000; and (2) all salary and benefits accrued to the date of such termination. Upon the prompt and punctual payment of the total amount of the aforementioned severance payment, Executive and Employer agree to execute and deliver a mutual general release whereby Executive and Employer and Employer's affiliates agree to release each other from all claims under this Agreement and the Operating Agreement.

(iii) If a "Change of Duties" in connection with a "Change of Control" occurs, Employer shall be deemed to have terminated Executive's employment without cause for the purposes of this Section 6. "Change of Control" shall be deemed to have occurred if HCI or HCIV merges into, consolidates with, or sells, leases or otherwise transfers all or a significant portion of the combined assets of HCI, HCIV and Employee Benefit Services, Inc. ("EBSI") (the assets of EBSI were acquired by Employer pursuant to that certain Purchase Agreement dated December 20, 1998 between Group and EBSI) to another entity (which for the purpose of this Agreement shall include the sale or transfer of 50% or more of the ownership of HCI or HCIV); and "Change of Duties" shall be deemed to have occurred if a material change in the nature, terms or conditions of Executive's employment occurs, including but not limited to a material change in his duties, authority, responsibilities

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or job location. Full demutualization of NCRIC, A Mutual Holding Company, the ultimate parent of Employer, shall not be deemed to be a Change of Control.

(iv) In the event that Employer breaches any material provision of the Operating Agreement provided that Executive has delivered written notice of such breach to Employer (describing such breach in reasonable detail) and Employer has not caused such breach to be cured within ten (10) days after receipt of such notice, Employer shall be deemed to have terminated Executive's employment without cause for purposes of this Section 6.

7.   TERMINATION OF EMPLOYMENT BY EXECUTIVE.

If Executive voluntarily terminates his employment without cause at any time prior to January 1, 2002, Executive shall pay Employer on the date of termination a cash amount equal to the amount payable to Executive under this Agreement from the termination date through December 31, 2002, exclusive of benefits and less standard withholdings and deductions. On or after January 1, 2002, Executive may voluntarily terminate his employment hereunder without cause by delivering one year's prior written notice thereof to Employer. Notwithstanding the foregoing, Executive shall be allowed to voluntarily terminate his employment hereunder for any of the following reasons, which termination shall not be deemed without cause and in which case the first two sentences of this Section 7 shall not be operative: (a) Employer or an affiliate breaches any material provision of the Operating Agreement, provided that Executive has delivered written notice of such breach to Employer (describing such breach in reasonable detail) and Employer has not caused such breach to be cured within ten (10) days after the receipt thereof, (b) Employer breaches any material provision of this Agreement provided that Executive has delivered written notice of such breach to Employer (describing such breach in reasonable detail) and Employer has not caused such breach to be cured within ten (10) days after the receipt thereof, (c) Group has defaulted on its payment or performance obligations under Section 2 (b) or 12 of the Purchase Agreement, (d) Employer has defaulted under any of its payment or performance obligations under any of those certain Convertible Notes dated the date hereof payable by Group to Executive, William A. Hunter, Jr., and Barry S. Pillow; and (e) Employer breaches any material provision of any employment agreements between Employer and William A. Hunter, Jr. or Barry S. Pillow.

8.   PROTECTION OF EMPLOYER

A. CONFIDENTIAL INFORMATION. Executive shall not at any time during or after his employment with HCI and HCIV directly or indirectly disclose, discuss, divulge, copy or otherwise suffer confidential information of Employer or a subsidiary of Employer to be used, except as required by the performance of his duties hereunder or by law. For the purposes of this Agreement, "confidential information" shall mean all information disclosed to Executive by Employer or a subsidiary of Employer or known by him as a consequence of or through his employment with HCI or HCIV, where such information is not generally known in the trade or industry, and where such information refers or relates in any manner

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whatsoever to the business activities, processes, services or products of
Employer or a subsidiary of Employer. Such information includes, but is not limited to, Employer's or a subsidiary's business and development plans (whether contemplated, initiated or completed), development sites, business contacts, customer lists, actuarial tables, loss data, marketing information, policy forms, contracts, research of any kind, methods of operation, results of analysis, business forecasts, financial data, costs, revenues and similar information. Upon termination of this Agreement, Executive shall immediately return to Employer all of its property, and all copies thereof, including without limitation all confidential information which has been reduced to tangible form, in his possession, custody or control.

B.   COVENANT NOT TO COMPETE.   Executive agrees that he shall not, during his
employment and for a period of two (2) years after the date on which either Executive gives notice of his intention to terminate his employment or Employer gives notice to employee, to terminate his employment, directly or indirectly, either as an officer, director, employee, agent, adviser, consultant, principal, stockholder, partner, owner or in an other capacity, on his own behalf or otherwise, in any way (i) engage in, represent, be connected with, or have a financial interest in, any other insurance company or management services organization in the healthcare field , or any corporation, firm, association or other business entity which is, or to the best of Executive's knowledge, is about to become, engaged in the same or similar business as Employer or which otherwise competes with or is about to compete with Employer in the District of Columbia or any states where Employer may operate or are licensed to operate,
(ii) solicit or otherwise attempt to establish, for himself or any other person or entity, any business relationship with any person or entity which was a customer of Employer or an affiliate of Employer at any time during the two years preceding such notice or (iii) solicit for employment or employ any person who was an employee of a Employer or an affiliate of Employer in the year preceding such notice. Executive's ownership of not more than one percent (1%) of the stock of any publicly traded corporation shall not be deemed a violation of this covenant. Notwithstanding the foregoing, while the restrictions in this
Section 8.b continue, Executive may be employed as an administrator of a medical practice (i) by only one person or entity that is not a client of HCI or Employer or (ii) by only one client of HCI or Employer, with the consent of Employer, which consent shall not be unreasonably withheld or delayed.

Notwithstanding the foregoing, if Executive is terminated for cause under
Section 6.a or if Executive voluntarily terminates his employment under the first two sentences of Section 7, the restrictions in this Section 8.b shall continue until the second anniversary of the termination and if Employer terminates Executive without cause under Section 6.b above and fails to make timely payment of the severance payment described in Section 6 b(ii) or if Executive voluntarily resigns his employment hereunder for any of the reasons set forth in Sections 7(a) through (e), this Section 8.b shall not be operative.

C. REMEDIES AND ACKNOWLEDGMENT OF REASONABLENESS. Executive agrees that the restrictions imposed upon him by the provisions of this paragraph 8 are fair and reasonable considering the nature of Employer's and its subsidiaries' businesses, and are reasonably

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required for the protection of Employer. Executive acknowledges that compliance with this paragraph 8 is necessary for the protection of the goodwill and other proprietary interests of Employer, and that, after carefully considering the extent of the restrictions upon him and the rights and remedies conferred upon Employer under this Section 8, the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to Employer, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive's sole means of support, are fully required to protect the legitimate interests of Employer, and do not confer a benefit upon Employer disproportionate to the detriment to Executive.

Executive further acknowledges and agrees that in the event of a breach of this paragraph 8, Employer would not have an adequate remedy at law because the damages flowing from such breach would not be readily susceptible of measurement in monetary terms and that Employer shall be entitled to injunctive relief and may obtain a temporary order restraining any threatened breach or future breach in addition to any other remedies which may be available at law or equity. Nothing in this paragraph 8 shall be deemed to limit Employer's remedies at law or in equity for breach of this or any other paragraph of this Agreement.

9.   DEATH OR INCAPACITY.

In the event that Executive dies or, due to a permanent physical or mental impairment as evidenced by the written opinion of a physician duly licensed in Virginia, becomes unable to perform the essential functions of his position with or without reasonable accommodation, this Agreement shall be deemed terminated and Executive or his estate, as the case may be, shall be entitled to no further salary, compensation or benefits hereunder, except (a) any unpaid salary, incentive payments and vacation accrued and earned by Executive up to and including the date of such termination, and (b) any disability, life insurance or other benefits to which Executive or his estate may be entitled on the date of such termination in accordance with the terms and conditions of any applicable benefit plan(s) as set forth in official plan documents.

10.  ASSIGNMENT.

This Agreement is a personal service agreement and neither party shall have the right to assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

11.  NOTICES.

All notices required or permitted hereunder shall be in writing and shall be deemed properly given if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested. If mailed to Employer, such notices shall be addressed to Employer at its principal place of business, attention: President, or at such other address as Employer

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may hereafter designate in writing to Executive. If mailed to Executive, such notices shall be addressed to him at his home address last known on the records of Employer, or at such other address as Executive may hereafter designate in writing to Employer.

12.  SUCCESSORS BOUND.

This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, personal representatives, estates and permitted successors and assigns.

13.  WAIVER.

No provision hereof may be waived, except by a written instrument signed by the party against whom such waiver is sought to be enforced. The failure of either party hereto at any time, or from time to time, to require performance by the other party of such other party's obligation hereunder, shall not deprive that party of the right to insist upon strict adherence to such obligation at any subsequent time. Each party hereto agrees that any waiver of its rights arising out of any breach of this Agreement by the other party shall not be construed as a waiver of any subsequent breach.

14.  AMENDMENT.

No provision hereof may be altered or amended, except by a written instrument signed by the party against whom such alteration or amendment is sought to be enforced.

15.  CONFIDENTIALITY.

Except as otherwise agreed between the parties and as required by law, each party agrees to maintain the confidentiality of this Agreement; provided, however, that either party may disclose provisions of this Agreement to others for the purpose of protecting or enforcing their respective rights hereunder or as otherwise required by law.

16.  GOVERNING LAW.

The parties agree that this Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the District of Columbia, without regard to the principles of conflicts of laws thereof.

17.  ARBITRATION.

A. In the event the parties are unable to resolve a controversy under this Agreement, the parties agree to submit the matter to binding arbitration under the rules of the American Arbitration Association, but not using the American Arbitration Association, unless the parties mutually agree to do so. One arbiter shall be chosen by Employer and one by Executive before commencement of arbitration. The two arbiters shall choose a third

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arbiter. The decision of the first two arbiters shall be final and binding upon both parties; however, if those arbiters fail to agree, the third arbiter shall participate and the decision of the majority shall be final and binding. The parties expressly covenant and agree to be bound by the decision of the arbiters and accept any decision by a majority of the arbiters as a final determination of the matter in dispute. In connection with the foregoing, the parties hereby waive any right to an appeal or to commence a de novo action with respect to the final determination. All arbiters chosen pursuant to this Section 17 shall have substantial experience in the healthcare management field and shall have demonstrated knowledge concerning the types of issues involved.

B. Each party shall bear its own expenses, including legal, accounting and expert fees, in connection with the arbitration, except that Buyer and Executive shall each pay fifty percent (50%) of the expenses of the arbiters.

C. Any such arbitration shall take place in the District of Columbia unless some other location is mutually agreed upon by the parties.

18.  SEVERABILITY.

In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or unenforceable by a court of competent jurisdiction or an arbitrator, such provision shall be deleted from this Agreement and the Agreement shall be construed to give full effect to the remaining provisions thereof.

19.  HEADINGS AND CAPTIONS.

The paragraph headings and captions contained in this Agreement are for convenience only and shall not be construed to define, limit or affect the scope or meaning of the provisions hereof.

20.  ENTIRE AGREEMENT.

This Agreement contains and represents the entire agreement of the parties and supersedes all prior agreements, representations or understandings, oral or written, express or implied, with respect to the subject matter hereof. No representation, promise or inducement concerning the subject matter of this Agreement has been made by either party hereto to the other that is not embodied in this Agreement, and neither party shall be bound or liable for any alleged representation, promise or inducement concerning the subject matter of this Agreement not specifically set forth herein.

21.  EFFECTIVE DATE OF AGREEMENT.

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This Agreement shall take effect only when it has been executed by both parties but when executed and approved shall be enforceable as of the day and year first written above.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

Employer:
NCRIC Group, Inc.


By:  /s/ R. Ray Pate, Jr.
   -----------------------------
   Print Name:  R. Ray Pate, Jr.
              ------------------
   Title:  President
           ---------------------



Executive:
L.E. Shepherd, Jr.


/s/ L.E. Shepherd, Jr.
--------------------------------

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